SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]


Check the appropriate box:


[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                       SUNGLASS HUT INTERNATIONAL, INC.
               (Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:
  (2) Aggregate number of securities to which transactions applies:
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
  (4) Proposed maximum aggregate value of transaction:
  (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount Previously Paid:
  (2) Form, Schedule or Registration Statement No.:
  (3) Filing Party:
  (4) Date Filed:

                       SUNGLASS HUT INTERNATIONAL, INC.

                           -------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON JUNE 8, 1999
                           -------------------------
To the Shareholders of
Sunglass Hut International, Inc.:


     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Shareholders (the "Annual Meeting") of Sunglass Hut International, Inc., a Florida corporation ("Sunglass Hut" or the "Company"), will be held at 9:15 A.M. local time, on Tuesday, June 8, 1999, at the Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York 10022, for the following purposes:


   (1) To elect two members to the Company's Board of Directors to hold office until the Company's 2002 Annual Meeting of Shareholders or until their successors are duly elected and qualified; and

   (2) To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.


     The Board of Directors has fixed the close of business on April 30, 1999 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.


     Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.


                                        By Order of the Board of Directors




                                        JAMES N. HAUSLEIN
                                        CHAIRMAN OF THE BOARD


Coral Gables, Florida
May 10, 1999


THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. ALL SHAREHOLDERS ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                      1999 ANNUAL MEETING OF SHAREHOLDERS
                                      OF
                       SUNGLASS HUT INTERNATIONAL, INC.

                           -------------------------
                                PROXY STATEMENT
                           -------------------------

                    DATE, TIME AND PLACE OF ANNUAL MEETING



     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Sunglass Hut International, Inc., a Florida corporation ("Sunglass Hut" or the "Company"), of proxies from the holders of the Company's common stock, par value $.01 per share (the "Common Stock"), for use at the 1999 Annual Meeting of Shareholders of the Company to be held on Tuesday, June 8, 1999, at the Waldorf-Astoria, 301 Park Avenue, New York, NY 10022 at 9:15 A.M. local time or at any adjournments or postponements thereof (the "Annual Meeting"), pursuant to the enclosed Notice of Annual Meeting of Shareholders. The approximate date that this Proxy Statement and the enclosed proxy are first being sent to shareholders is May 10, 1999. Shareholders should review the information provided herein in conjunction with the Company's 1998 Annual Report to Shareholders which accompanies this Proxy Statement. The Company's principal executive offices are located at 255 Alhambra Circle, Coral Gables, Florida 33134, and its telephone number is (305) 461-6100.



                         INFORMATION CONCERNING PROXY


     The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.


     The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

                            PURPOSES OF THE MEETING


     At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:


   (1) To elect two members to the Company's Board of Directors to serve until the Company's 2002 Annual Meeting of Shareholders or until their successors are duly elected and qualified; and


   (2) To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.


     Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (1) FOR the election of the two nominees for director named below, and (2) by the proxies in their discretion upon any other proposals as may properly come before the Annual Meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, such shareholder's shares will be voted in accordance with the specification so made.



                OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS


     The Board of Directors has set the close of business on April 30, 1999 as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 46,428,551 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter submitted to shareholders for approval at the Annual Meeting. Shareholders do not have the right to cumulate their votes for directors.


     The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. Any other matter that may be submitted to a vote of the shareholders will be approved if the number of shares of Common Stock voted in favor of the matter exceeds the number of shares voted against the matter, unless the matter is one for which a greater vote is required by law or the Company's Articles of Incorporation or Bylaws. If less than a majority of outstanding shares of Common Stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.


     Prior to the Annual Meeting, the Company will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of Common Stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter. The inspectors of election will treat shares referred to as "broker or nominee non-votes" (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the proxies reflect broker or nominee non-votes, shares represented by such proxies will be treated as not present and not entitled to vote on that subject matter and therefore will not be considered by the inspectors of election when counting votes cast on the matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Accordingly, abstentions and broker or nominee non-votes will not have the same effect as a vote against the election of any director.

                              SECURITY OWNERSHIP


     The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of April 15, 1999 (unless otherwise indicated) by (a) each person known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (b) each director of the Company who beneficially owns any shares, (c) each Named Executive Officer (see "Executive Compensation and Other Information"), and (d) all directors and executive officers as a group:


                                                                              BENEFICIAL OWNERSHIP(2)
                                                                         ----------------------------------
NAME AND ADDRESS(1)                                                             SHARES           PERCENTAGE
----------------------------------------------------------------------   --------------------   -----------
FMR Corp. ............................................................         4,997,525(3)         10.8%
Greenway Partners ....................................................         4,163,600(4)          9.0%
Capital Research and Management Company ..............................         3,770,250(5)          8.1%
Reich & Tang Asset Management L.P. ...................................         3,388,100(6)          7.2%
James N. Hauslein ....................................................         1,601,311(7)          3.5%
Rohit M. Desai .......................................................           309,200(8)            *
John H. Duerden ......................................................            51,200(9)            *
William S. Field .....................................................            51,200(9)            *
Robert C. Grayson ....................................................            91,200(10)           *
William E. Phillips ..................................................            28,200(11)           *
John X. Watson .......................................................           166,666(9)            *
Stephen P. Lundeen ...................................................             3,500               *
Larry G. Petersen ....................................................           123,506(12)           *
Eric Schumann ........................................................            66,666(9)            *
W. John Short ........................................................            66,666(9)            *
All Directors and executive officers as a group (14 persons) .........         2,559,315(13)         5.5%

----------------
 *  Less than 1%

 (1) Unless otherwise indicated, the address of each of the beneficial owners identified is 255 Alhambra Circle, Coral Gables, Florida 33134.

 (2) Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares.

 (3) Based on the Schedule 13G, dated April 9, 1999, filed with the SEC by FMR Corp., which reported its address as 82 Devonshire St., Boston, MA 02109. Includes shares beneficially owned by affiliates as set forth in the referenced Schedule 13G. The Schedule 13G further states the shares reported includes 1,452,620 shares of common stock resulting from the assumed conversion of $43,940,000 principal amount of the Company's 5.25% Convertible Subordinated Notes due 2003 (33.057 shares of common stock for each $1,000 principal amount of the convertible corporate bond).

 (4) Based on the Schedule 13D/A, dated October 9, 1998, filed with the SEC by Greenway Partners L.P. which reported its address as 277 Park Ave., 27th Floor, New York, NY 10017. Includes shares beneficially owned by various partners and affiliates as set forth in the referenced
     Schedule 13D/A.

 (5) Based on the Schedule 13G, dated February 11, 1999, filed with the SEC by Capital Research and Management Company ("CRMC"), which reported its address as 333 South Hope St., 55th Floor, Los Angeles, CA 90071. The
     Schedule 13G reports that all of the securities are beneficially owned by CRMC, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, which shares include 570,250 shares resulting from the assumed conversion of $17,250,000 principal amount of the Company's 5.25% Convertible Subordinated Notes due 2003. CRMC has sole dispositive power over all such shares and no voting power.

 (6) Based solely on the Schedule 13G, dated February 9, 1999, filed with the SEC by Reich & Tang Asset Management L.P., ("Reich") which reported its address as 600 Fifth Avenue, New York, New York 10020. Reich has shared voting and dispositive power over all such shares.

 (7) Represents 924,955 shares held of record and 676,356 shares subject to presently exercisable stock options.

 (8) Represents 258,000 shares held of record by Equity-Linked Investors II ("ELI-II") and 51,200 shares subject to presently exercisable stock options. ELI-II is a limited partnership, the general partner of which is Rohit M. Desai Associates-II (the "General Partner"). Mr. Desai is a director of the Company and is the managing general partner of the General Partner. Mr. Desai is also the sole stockholder, Chairman of the Board and President of Desai Capital Management Incorporated ("DCMI"), which acts as an investment advisor to ELI-II. Under the investment advisory agreement between DCMI and ELI-II, DCMI has the power to vote and dispose of these securities. DCMI and Mr. Desai each disclaim beneficial ownership of the securities. Mr. Desai's address is 540 Madison Avenue, 36th Floor, New York, New York 10022.

 (9) Represents shares subject to presently exercisable stock options.

(10) Represents 80,000 shares held of record and 11,200 shares subject to presently exercisable stock options.

(11) Represents 17,000 shares held of record and 11,200 shares subject to presently exercisable stock options.

(12) Represents 10,000 shares held of record, 3,240 shares subject to issuance upon conversion of $98,000 aggregate principal amount of the Company's 5.25% Convertible Subordinated Notes due 2003, and 110,266 shares subject to presently exercisable stock options.

(13) Includes 1,045,955 shares held of record, 3,240 shares subject to issuance upon conversion of $98,000 aggregate principal amount of the Company's 5.25% Convertible Subordinated Notes due 2003 held by Mr. Petersen and 1,261,721 shares subject to options held by executive officers and directors that are presently exercisable. Does not include shares held of record by ELI-II. See footnote (8).


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and named executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulation to furnish the Company with copies of all such reports they file. During the Company's 1998 fiscal year, Mr. Phillips was late filing one Form 4 and Mr. Short was late filing a Form 3.

                             ELECTION OF DIRECTORS
                               (PROPOSAL NO. 1)


     The Company's Articles of Incorporation provide that the Board of Directors shall consist of not less than three nor more than nine members, with the exact number to be fixed from time to time by the Board of Directors. The Articles of Incorporation divide the Board of Directors into three classes, with staggered three-year terms. The current classes of the Board of Directors and their terms of office are as follows:



 CLASS          DIRECTORS          TERM EXPIRES IN:
-------   ---------------------   -----------------
    I        John H. Duerden            2000
    I        William S. Field           2000
    I         John X. Watson            2000

    II      James N. Hauslein           2001
    II      Robert C. Grayson           2001

   III        Rohit M. Desai            1999
   III     William E. Phillips          1999

     The two directors serving in Class III have terms expiring at the Annual Meeting. The Class III directors currently serving on the Board, Messrs. Desai and Phillips, have been nominated by the Board of Directors for re-election to three-year terms at the Annual Meeting. Each Class III director elected at the Annual Meeting will serve for a term expiring at the Company's 2002 Annual Meeting of Shareholders or when his successor has been duly elected and qualified. The Board of Directors has no reason to believe that any nominee will refuse or be unable to accept election; however, in the event that any nominee is unable to accept election or if any other unforeseen contingencies should arise, each proxy that does not direct otherwise will be voted for the remaining nominees, if any, and for such other person(s) as may be designated by the Board of Directors.

                              BOARD OF DIRECTORS


JAMES N. HAUSLEIN


     Mr. Hauslein, age 40, joined the Company's Board in March 1990 and has served as Chairman of the Board since July 1991. From July 1991 through January 1995, and since February 1997, Mr. Hauslein has devoted substantially all of his working time to the Company's affairs and from May 1997 to January 1998, Mr. Hauslein served as the Company's acting Chief Executive Officer. From February 1995 until January 1997, Mr. Hauslein was engaged in private investments as his principal occupation through Hauslein & Company, Inc. Prior to 1990, Mr. Hauslein served as a Partner of Kidd, Kamm & Co., a private investment firm specializing in private equity investments and leveraged buyouts, and has been a principal shareholder in the Company since June, 1987.


JOHN X. WATSON


     Mr. Watson, age 45, was appointed President, Chief Executive Officer and a Director of the Company in January 1998. From July 1995 until his appointment, Mr. Watson was employed by Reebok International, Ltd. where he served as Senior Vice President--Apparel and Senior Vice President--Strategic Marketing/Planning. From 1992 to 1995, Mr. Watson was employed by Esprit de Corp GmBH where he served as President and Chief Operating Officer in Dusseldorf, Germany. Prior to these assignments, he was employed by McKinsey & Company, Inc., where he served as a senior management consultant. Mr. Watson has over 20 years experience in retailing, consumer marketing and international business.


ROHIT M. DESAI*


     Mr. Desai, age 60, a Director of the Company since March 1993 and from June 1987 until July 1991, is the Founder, Chairman and President of Desai Capital Management Incorporated, a specialized equity investment management firm in New York which manages the assets of various institutional clients. Mr. Desai serves as a director of The Rouse Company, Finlay Enterprises, Inc., and Independence Community BankCorp.


JOHN H. DUERDEN


     Mr. Duerden, age 58, a Director of the Company since October 1993, has served as Chairman of the Board of Directors, Chief Executive Officer and President of Dictaphone Corporation since August 1995. From 1988 to April 1995, Mr. Duerden served Reebok International, Ltd. ("Reebok") in various capacities, most recently as President and Chief Operations Officer. Prior to joining Reebok, Mr. Duerden was employed by Xerox Corporation in a number of executive capacities.


WILLIAM S. FIELD


     Mr. Field, age 69, a Director of the Company since July 1991, is currently engaged in private investments as his principal occupation. Mr. Field served as Chairman and Chief Executive Officer of Prudential Equity Investors, Inc., a subsidiary of The Prudential Insurance Company of America, from April 1984 to July 1994.
----------------
* Nominees for re-election.

ROBERT C. GRAYSON

     Mr. Grayson, age 54, a Director of the Company since October 1993, has served as President of Robert C. Grayson & Associates, a retail consulting group since 1992, and Vice Chairman of BerglassGrayson, Inc., a management consulting group since 1994. From June 1994 until April 1996, Mr. Grayson served as Chairman of the Board of Tommy Hilfiger Retail, Inc., a subsidiary of Tommy Hilfiger Corporation. Since February 1992, Mr. Grayson has been engaged in consulting and private investments as his principal occupation. From 1985 to 1992, Mr. Grayson served as President and Chief Executive Officer of Lerner, New York. From 1982 until 1985, Mr. Grayson served as President and Chief Executive Officer of Limited Stores, a specialty store division of The Limited, Inc. Mr. Grayson also serves as a director of AnnTaylor, Inc., Kenneth Cole Productions, Inc., and Frisby Technologies, Inc.

WILLIAM E. PHILLIPS*

     Mr. Phillips, age 69, a Director of the Company since March 1992, has been engaged in consulting, private investments and charitable work as his principal occupation since January 1990. From May 1982 until May 1988, Mr. Phillips served as Chairman of the Board and Chief Executive Officer of Ogilvy & Mather (the Ogilvy Group), an international advertising agency headquartered in New York. Mr. Phillips also served as a director and Chairman of the Executive Committee of the Ogilvy Group from May 1988 through May 1989.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the Company's fiscal year ended January 30, 1999, the Company's Board of Directors held six meetings and took certain actions by written consent. During the 1998 fiscal year, no director attended fewer than 75 percent of the aggregate of (i) the number of meetings of the Board of Directors held during the period he served on the Board, and (ii) the number of meetings of committees of the Board of Directors held during the period he served on such committees.

     Messrs. Field, Phillips and Duerden serve as members of the Compensation Committee, which held three meetings during fiscal 1998 and took certain actions by written consent. Mr. Field is Chairman of the Compensation Committee. The Compensation Committee is responsible for setting and administering policies that govern annual compensation of the Company's executive officers, approving all compensation for executive officers and administering the Company's 1996 Executive Incentive Compensation Plan, as amended (the "1996 Plan").

     Messrs. Hauslein, Desai and Grayson are members of the Audit Committee, which held four meetings during fiscal 1998. Mr. Hauslein is Chairman of the Audit Committee. The Board of Directors concurs with most of the views established by SEC Blue Ribbon Committee on Audit Committees that the Audit Committee should be one of oversight and monitoring of financial reporting. In that regard, the Audit Committee relies on senior financial management and internal and outside auditors to provide a legal, regulatory, and self-regulatory framework that emphasizes disclosure, transparency and accountability in the Company's financial reporting. The primary functions of the Audit Committee are to recommend the appointment of the public accountants and review with them their report on the financial reports of the corporation; to review the adequacy of the system of internal controls and of compliance with material policies and laws, including the corporation's code of conduct; and to provide a direct channel of communications to the Board of
----------------
* Nominees for re-election.

Directors for the public accountants and internal auditors and, when needed, finance officers, compliance officers and the general counsel. Management believes that it has followed many of the procedures which are consistent with best practice recommendations by the Blue Ribbon Committee, however, it is still in the process of reviewing the recommendations of the Blue Ribbon Committee to determine whether any modifications in the Audit Committee procedures are appropriate.


DIRECTOR COMPENSATION


     The Company pays each of Messrs. Field, Phillips, Duerden, Hauslein, Desai and Grayson an annual director's fee of $15,000, payable quarterly, a $2,500 fee for each meeting of the Board of Directors attended and, if not held in conjunction with a regular Board meeting, a $500 fee for each Board committee meeting attended. Directors may elect to defer such compensation. Payment under the deferred compensation plan is made in cash or common stock (at the Company's election) and is calculated as the original compensation amount adjusted for the appreciation (depreciation) of the Company's common stock for the period between the date earned and the date paid. As of March 31, 1999, two Directors had elected to defer compensation valued at $321,378 in total as of this date for deferrals made since 1995. The Company also reimburses all Directors for all expenses incurred in connection with their activities as directors. Such reimbursements aggregated $19,989 in fiscal 1998.


     The 1996 Plan provides for grants upon appointment for each non-employee Director of the Company of 40,000 shares of Common Stock and annual grants to each non-employee Director of (i) options to purchase 6,000 shares of Common Stock, and (ii) 1,500 shares of restricted Common Stock. All awards are made on the date that the Company issues its annual earnings release for the prior fiscal year at a per share exercise price equal to the closing sale price on the date of grant as reported by the Nasdaq National Market, and the options vest at 33 1/3% per year. Pursuant to the 1996 Plan, effective March 18, 1999, each of the Company's Directors (other than Mr. Watson) received options of 6,000 shares of Common Stock at a per share exercise price of $10.5655. In addition, the Board of Directors approved and each non-employee Director elected to receive an additional grant of options to purchase 3,000 shares of Common Stock in lieu of the grant of 1,500 shares of restricted Common Stock. Such options were also issued at a per share exercise price of $10.5655.


     In fiscal 1998, each of the non-employee Directors and many employees, elected to participate in an option grant exchange program wherein options granted in 1995 and 1996 were exchanged for a fewer number of replacement options. See "Exchange of Options" on page 12.


     Effective February 1997, the Company entered into a Consulting and Management Service Agreement with Hauslein & Company, Inc. (the "Consultant") a corporation owned and controlled by James N. Hauslein, the Company's Chairman of the Board. Pursuant to the agreement, the Consultant agreed to cause Mr. Hauslein to provide management and consulting services to the Company on a substantially full-time basis. During fiscal year 1998 the Company paid the Consultant consulting and management fees of $751,000, reimbursed the Consultant for expenses in the amount of $324,000, $157,000 of which was for expenses incurred in fiscal 1997, and reimbursed Mr. Hauslein $15,135 for expenses. Either party may terminate the agreement upon 30 days' prior notice to the other.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION


SUMMARY COMPENSATION TABLE


     The following table sets forth the annual and long-term compensation paid by the Company for services rendered during fiscal 1998, 1997, and 1996 to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers who were serving as executive officers as of January 30, 1999 (collectively the "Named Executive Officers").



                                                                                     LONG-TERM
                                                     ANNUAL COMPENSATION            COMPENSATION
                                            ------------------------------------- ---------------
                                                                      OTHER          NUMBER OF
                                    FISCAL                            ANNUAL          OPTIONS        ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR     SALARY    BONUS    COMPENSATION(1)     GRANTED(2)     COMPENSATION
---------------------------------- -------- --------- --------- ----------------- --------------- ---------------
John X. Watson(3)                    1998    500,000   375,000       307,502(4)       250,000              --
President and Chief                  1997     21,154    75,000            --          250,000
Executive Officer                    1996         --        --            --               --              --

W. John Short(3)                     1998    338,942   172,000       101,242(5)       200,000          15,000(6)
Executive Vice President             1997         --        --            --               --              --
                                     1996         --        --            --               --              --

Eric Schumann(3)                     1998    300,000   150,000            --               --              --
Executive Vice President             1997    118,846   150,000            --          200,000              --
                                     1998         --        --            --               --              --

Larry G. Petersen                    1998    260,000    78,000            --           69,100(7)        4,698(8)
Senior Vice President                1997    260,000    50,000            --           75,000           3,750(8)
Finance; Chief Financial Officer     1996    256,154        --            --           20,000           3,750(8)

Stephen P. Lundeen(3)                1998    119,231    75,000       203,529(9)       100,000              --
Senior Vice President                1997         --        --            --               --              --
Human Resources                      1996         --        --            --               --              --

----------------
(1) Unless otherwise noted, the aggregate amount of perquisites and other personal benefits provided to each Named Executive Officer has been omitted because it is less than the lesser of either $50,000 or 10% of the total of annual salary and bonus of such officer.

(2) See "Option Grants Table" below for additional information about the options granted in March 1998.

(3) Mr. Watson, Mr. Schumann, and Mr. Lundeen were hired in January 1998, September 1997, and August, 1998. Mr. Short was employed by the Company from February 1, 1998 to May 7, 1999.

(4) Represents $298,502 for reimbursement of relocation expenses and $9,000 automobile allowance.

(5) Represents $50,000 for hiring bonus, $43,107 for reimbursement of relocation expenses, and $8,135 automobile allowance.

(6) Represents fees paid for consulting services rendered prior to employment.

(7) Includes 19,100 options issued pursuant to an option grant replacement. (See "Exchange of Options")

(8) Includes Company contribution to the Sunglass Hut International Savings/Profit Sharing Plan and the Executive Savings Plan to match participant deferrals (included under Salary) made by Mr. Petersen to such plans.

(9) Represents $76,514 for hiring bonus, $122,515 for reimbursement of relocation expenses and $4,500 automobile allowance.



OPTION GRANTS TABLE


     The following table sets forth certain information concerning grants of stock options made during fiscal 1998 to the Named Executive Officers.



                                                           OPTION GRANTS IN 1998 FISCAL YEAR
                               ------------------------------------------------------------------------------------------
                                                                                                POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED
                                                  % OF TOTAL                                       ANNUAL RATES OF
                                                    OPTIONS                                   STOCK PRICE APPRECIATION
                                  NUMBER OF       GRANTED TO      EXERCISE                         FOR OPTION TERM
                                   OPTIONS         EMPLOYEES     PRICE PER     EXPIRATION   -----------------------------
NAME                              GRANTED(1)        1998(2)        SHARE          DATE            5%             10%
----------------------------   ---------------   ------------   -----------   -----------   -------------   -------------
John X. Watson .............       250,000            12.93          6.81         2008       $1,070,693      $2,713,347
Stephen P. Lundeen .........       100,000             5.17          8.13         2008          511,291       1,295,713
Larry G. Petersen ..........        69,100(3)          3.57          7.09         2008          307,907         780,296
Eric Schumann ..............            --              --            --            --               --              --
W. John Short ..............       200,000            10.34          7.13         2008          896,804       2,272,677

----------------
(1) Each of the options is a non-qualified stock option granted pursuant to the 1996 Plan, has an exercise price equal to the market price of a share of Common Stock on the date of grant, and vests in increments of 33 1/3% on each of the first three anniversaries of the date of grant.

(2) Includes options of all employees that were granted or granted pursuant to an exchange of options. See "Exchange of Options."

(3) Includes options for 19,100 shares with an exercise price of $6.00 granted in exchange for options for 48,500 shares granted in 1995 and 1996 with expiration dates of 2005 and 2006, respectively. (See "Exchange of Options").

AGGREGATED OPTION EXERCISES IN 1998 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE TABLE


     The following table sets forth certain information concerning option exercises in fiscal 1998 and the number of stock options held by the Named Executive Officers as of January 30, 1999, and the value (based on the fair market value of a share of stock at fiscal year-end) of in-the-money options outstanding as of such date. No Named Executive Officers exercised options in 1998.


                                            NUMBER OF                   VALUE OF UNEXERCISED
                                       UNEXERCISED OPTIONS              IN-THE-MONEY OPTIONS
                                     AS OF JANUARY 30, 1999            AS OF JANUARY 30, 1999
                                 -------------------------------   ------------------------------
NAME                              EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
------------------------------   -------------   ---------------   -------------   --------------
John X. Watson ...............       83,333            416,667        $212,241       $1,061,209
Stephen P. Lundeen ...........           --            100,000              --          123,440
Larry G. Petersen(1) .........       88,825            105,275         142,274          210,161
Eric Schumann ................       66,666            133,334         140,625          281,255
W. John Short ................           --            200,000              --          445,880

----------------
(1) Includes replacement options issued pursuant to option exchange. (See "Exchange of Options")

                              EXCHANGE OF OPTIONS


     In December 1998, the Company's Board of Directors approved the exchange of stock options granted in 1995 and 1996. The options granted to plan participants in 1995 and 1996 were granted at exercise prices of $13.43 and $30.81, respectively, for employees, and $13.94 and $30.50 respectively for non-employee Directors. Due to the Company's stock price performance during 1997 and through mid 1998 (trending between $3.75 and $12.75) the Board concluded that these options would not provide the desired incentive based compensation results as originally intended. However, the Board did not want to incur shareholder dilution which generally results from typical repricing option schemes. Consequently, to be sensitive to shareholder interests, the Board of Directors authorized an option exchange program that equated the expected profit potential per old option (the original 1995 and 1996 options granted at $13.94 and $30.50 respectively, probabstically weighted), to a fewer number of new options at a lower exercise price of $6.00 (but still 10% above fair market value of $5.34 at the time of the exchange.) The exchange was made available to all employees on a voluntary basis. The exchange options were issued in accordance with the same vesting and expiration schedule as the option for which they were exchanged. Consequently, a total of 279,500 old options were exchanged for 106,150 new options, a net reduction of 172,450 option shares or 62%. Each of the non-employee Directors, one Named Executive Officer and many employees participated in the exchange program, as set out in the following table.


                                 SECURITIES
                                 UNDERLYING    MARKET PRICE       EXERCISE       NUMBER(#)
                                 NUMBER OF      OF STOCK AT       PRICE AT           OF          NEW       LENGTH OF ORIGINAL
                                  OPTIONS         TIME OF          TIME OF      REPLACEMENT   EXERCISE   OPTION TERM REMAINING
        NAME           DATE     REPLACED(#)   REPLACEMENT($)   REPLACEMENT($)     OPTIONS     PRICE($)   AT DATE OF REPLACEMENT
------------------- ---------- ------------- ---------------- ---------------- ------------- ---------- -----------------------
Larry G. Petersen   12/14/98       28,500         $5.43         $13.43          17,100      $6.00      6 years, 3 months
                    12/14/98       20,000         $5.43         $30.81           2,000      $6.00      7 years, 3 months
Directors(1)        12/14/98        6,000         $5.43         $13.94           3,600      $6.00      6 years, 3 months
                    12/14/98        6,000         $5.43         $30.50             600      $6.00      7 years, 3 months
All Participants    12/14/98      156,400         $5.43         $13.43(2)       93,840      $6.00      6 years, 3 months
                    12/14/98      123,100         $5.43         $30.81(2)       12,310      $6.00      7 years, 3 months

----------------
(1) Participation of each non-employee Director.

(2) Employee participants only.

                                        William S. Field, Chairman
                                        John H. Duerden
                                        William E. Phillips


EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENTS


     The Company has no employment agreements with any Named Executive
Officers.

     Each Named Executive Officer holds or is eligible to receive options and other awards under the Company's 1996 Plan which provides that awards granted thereunder will vest upon a "change in control" as defined therein. A "change in control" generally includes any reorganization, merger, consolidation, liquidation, dissolution or sale of substantially all assets of the Company, an acquisition by any person, entity or group of 25% or more of the outstanding Common Stock or 25% or more of the voting power of the Company's outstanding voting securities, or a change in the composition of the Board such that the persons constituting the current Board, and subsequent directors approved by the current Board (or approved by such subsequent directors), cease to constitute at least a majority of the Board.


                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION


     COMPENSATION COMMITTEE. Each member of the Compensation Committee is an independent outside director. The Committee seeks to ensure that compensation policy and programs appropriately support the successful execution of Sunglass Hut's business strategy. The Chief Executive Officer ("CEO") and the Company's Human Resources staff as well as outside consultants are significant resources available to the Committee in discharging its responsibilites.


     The Compensation Committee approves all compensation policy and programs in addition to all specific compensation actions for the CEO, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents ("executive officers").


     COMPENSATION POLICY. Sunglass Hut's business strategy is to enhance its position as the largest specialty retailer of sunglasses and as a retailer of watches by providing consumers a broad selection of brand name products at everyday low prices in an easy-to-shop environment that emphasizes customer service and education.


     The Company believes that only through consistent successful execution of this strategy can the long term value of Sunglass Hut to customers, suppliers, employees, shareholders and the communities it serves, be maximized and that such execution can only be achieved by a motivated group of high caliber executives attracted and retained through competitive compensation programs.


     COMPENSATION PROGRAMS. To implement its compensation policy, Sunglass Hut has adopted compensation programs consisting of base salary, annual cash bonuses and annual stock option grants for the CEO, other executive officers and other management staff. These programs are performance oriented since major portions of total compensation opportunities vary both with overall Company and individual performance.


     BASE SALARY. Salary ranges for each management position have been set to reflect the underlying responsibilities and accountabilities of the position. These salary ranges are reviewed annually and are benchmarked periodically to the salary ranges of similar positions in the retail industry through various sources, including use of an outside compensation consulting firm and comparison to a group of specialty retailers of similar characteristics selected by the Compensation Committee. Salary increases are based on an assessment of each individual's performance against the requirements of the job (merit), and any adjustments necessary to bring high performing executives to competitive levels (market parity).


     Fiscal year 1998 saw the virtual completion of the transition to a management team that the Board of Directors believes can deliver the performance necessary to achieve satisfactory increases in shareholder value. The CEO's salary reflects a full year of employment at the initial hire salary.



     ANNUAL CASH BONUSES. Annual cash bonus awards are based on both Company performance relative to an annual plan prepared before the beginning of each fiscal year and approved by the

Board of Directors, reflecting appropriate progress toward the Company's long-term goals, and individual contributions to the achievement of the annual plan. Bonus awards may range from zero to various percentages of base salary.


     Company performance against the annual plan is assessed with respect to such considerations as sales growth, including comparable store sales growth, new store openings and the sales performance of new stores against plan; gross profit and margin; store contribution and margin; net income and earnings per share growth; and return on shareholders' equity. The assessment of individual performance reflects such factors as the operating results of one or more business segments for which an individual is accountable; the achievement of specific goals assigned to an individual; the further development of the human resources for which an individual is responsible; and contributions to the overall team effort that are essential to the successful execution of the Company's busines strategy.


     Fiscal year 1998 bonuses reflect a sixty-six percent company performance factor against the Plan. The CEO's bonus also reflects strong individual performance in hiring new key executives, refocusing the merchandising functions of the Company, re-instilling a profit-oriented culture among all employees and significantly improving relationships with vendors.


     STOCK OPTIONS. The Compensation Commitee believes that long-term incentives should consititute a larger portion of incentive compensation potential than annual cash bonuses. The Committee further believes that stock-based incentives are the appropriate long-term incentive because they directly align management interest with shareholders' desire for long-term common stock price appreciation.


     Options granted at the time of employment reflect the responsibilities of the new employee relative to those of other employees and competitive market conditions existing at the time of employment. Annual stock option grants are based on option ranges for each management position approved by the Compensation Committee. Actual option grants depend upon executive level and the Compensation Committee's assessment of Company and individual performance as previously described.


     Options are non-qualified, have a ten-year term and a per share exercise price equal to the fair market value per share on the date of grant, vest equally over three or four years and, as to vested options, are subject to exercise for three months following termination of employment with certain exceptions. The option grants shown in the table reflect options granted in connection with employment except for those granted to Mr. Petersen.


     The annual cash bonus and stock option programs are benchmarked periodically against the practices of other retail companies through the use of an outside compensation consulting firm. These programs are also benchmarked against the programs of other specialty retail companies of similar size.

     SUMMARY. The Compensation Committee believes that the Company's compensation programs are competitive with those of other specialty retailers of similar size.
                                   William S. Field, Chairman
                                   John H. Duerden
                                   William E. Phillips

                               PERFORMANCE GRAPH


     The following graph compares the cumulative total shareholder returns on the Company's Common Stock, based on the market prices of Common Stock from the date of the Company's initial public offering in June 1993 through January 30, 1999, with the cumulative total return of the S&P Specialty Retail Index and S&P 500 Index.


                    COMPARISON OF CUMULATIVE TOTAL RETURN(1)

                               [GRAPHIC OMITTED]



                              6/9/93  1/28/94  1/27/95  2/2/96  1/31/97  1/30/98  1/30/99

Sunglass Hut International     100     152.58   187.83  457.73  152.50   142.50   186.88
S&P Specialty Retail           100      93.46    74.04   86.52  112.38   219.90   287.06
S&P 500                        100     107.39   105.52  142.64  176.36   201.83   415.18

----------------
(1) Assumes reinvestment of dividends

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS


     The firm of Arthur Andersen LLP, independent public accountants, served as the Company's independent public accountants for the fiscal year ended January 30, 1999. The Board of Directors, on the recommendation of the Company's Audit Committee, has selected Arthur Andersen LLP as the Company's independent public accountants for the 1999 fiscal year. One or more representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.



                                OTHER BUSINESS


     The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.



                 INFORMATION CONCERNING SHAREHOLDER PROPOSALS


     Pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission, a shareholder intending to present a proposal to be included in the Company's Proxy Statement for the Company's 2000 Annual Meeting of Shareholders must deliver a proposal in writing to Corporate Secretary, Sunglass Hut International, Inc., 255 Alhambra Circle, Coral Gables, Florida 33134, no later than January 8, 2000. Proposals not in full conformity with the applicable rules of the Securities and Exchange Commission may be excluded from the Proxy Statement.


                                        By Order of the Board of Directors




                                        James N. Hauslein
                                        CHAIRMAN OF THE BOARD


Coral Gables, Florida
May 10, 1999

                        SUNGLASS HUT INTERNATIONAL, INC.

                              255 ALHAMBRA CIRCLE
                          CORAL GABLES, FLORIDA 33134

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                          COMPANY'S BOARD OF DIRECTORS




signed holder of Common Stock of Sunglass Hut International,
Inc., a Florida corporation (the "Company"), hereby appoints John X. Watson and Larry G. Petersen, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of stock of the Company that the undersigned is entitled to vote at the 1999 Annual Meeting of Shareholders of the Company, to be held on Tuesday, June 8, 1999 at 9:15 a.m., local time, at the Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York 10022, and at any adjournments or postponements thereof.


                 (continued and to be signed on reverse side)

                         PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF SHAREHOLDERS
                        SUNGLASS HUT INTERNATIONAL, INC.


                                  JUNE 8, 1999


                Please Detach and Mail in the Envelope Provided


A  [X] Please mark your
       votes as in this
       example.

          VOTE FOR all nominees listed
          at right except vote withheld
          from the following nominee(s)

1. ELECTION                  VOTE WITHHELD       NOMINEES: Rohit M. Desal
  OF           (if any)     from all nominees             William E. Phillips
  DIRECTORS.    ______      _________________


The Board of Directors unanimously recommends a VOTE FOR the election of all the director nominees listed in proposal (1).

2. Upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, and any adjourments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTION NOMINEES LISTED IN PROPOSAL (1) AT LEFT.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF MAILED WITHIN THE UNITED STATES.

    The undersigned hereby acknowledges receipt of (i) the Notice of Annual Meeting, (ii) the Proxy Statement, and (iii) the Company's 1996 Annual Report to Shareholders.


DATE___________SIGNATURE_____________SIGNATURE (if held jointly)________________

Note: Please sign exactly as your name appears hereon and mail it promptly even though you now plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or quardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in the partnership name by authorized person.